UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2019

Tocagen Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38052	26-1243872
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4242 Campus Point Court, Suite 500 San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 412-8400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2019, the Board of Directors (the “Board”) of Tocagen Inc. (the “Company”), upon recommendation of the Nominating and Corporate Governance Committee of the Board, re-appointed Lori Kunkel, M.D. as a Class II director of the Company, with a term of office expiring at the 2019 annual meeting of stockholders of the Company where she will stand for re-election, and as a member of the Compensation Committee of the Board, in each case effective immediately upon her resignation as acting Chief Medical Officer of the Company, which was effective as of April 15, 2019. There are no arrangements or understandings between Dr. Kunkel and any other person pursuant to which she was selected as a director. In addition, there are no transactions in which Dr. Kunkel has an interest that would require disclosure under Item 404(a) of Regulation S-K.

The Company’s Amended and Restated Non-Employee Director Compensation Policy (the “Compensation Policy”) provides that each non-employee director will receive an annual cash retainer of $35,000 for service on the Board and an additional annual cash retainer of $5,000 for service as a member of the Compensation Committee of the Board. The Compensation Policy also provides for an automatic annual option grant to purchase 20,000 shares of the Company’s common stock on the date of each annual meeting of stockholders, which vests in full on the one-year anniversary of the date of grant and will vest in full in the event of a change in control (as defined in the Company’s equity incentive plan). Dr. Kunkel will not receive the initial option grants set forth in the Compensation Policy in connection with her re-appointment as a member of the Board. Dr. Kunkel has entered into the Company’s standard form of Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tocagen Inc.

Date: April 16, 2019	By:	/s/ Mark Foletta
Mark Foletta
Executive Vice President, Chief Financial Officer